Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THIRD QUARTER 2015 EARNINGS

Clayton, MO, November 2, 2015 - Olin Corporation (NYSE: OLN) announced today that its third quarter 2015 income from continuing operations was $5.9 million, or $0.08 per diluted share. The third quarter of 2014 income from continuing operations was $26.1 million, or $0.33 per diluted share. Sales in the third quarter of 2015 were $533.6 million compared to $593.6 million in the third quarter of 2014. Third quarter 2015 results included pretax acquisition-related financing and other costs of $22.2 million.

Joseph D. Rupp, Chairman and Chief Executive Officer said, “On October 5, 2015, we completed the acquisition of Dow’s chlorine products businesses. Olin is now the world’s largest integrated chlor-alkali, epoxy and chlorinated organics producer with top-tier, low-cost facilities. The acquisition has significantly diversified our product and geographic base, which will enable us to be less cyclical. With the integration work we have accomplished since the closing, we remain convinced that the New Olin can generate $1 billion of annual adjusted EBITDA, without synergies. Our synergy-capture teams are aggressively working on implementing numerous projects. I am optimistic that these efforts will generate a minimum $200 million in annual cost synergies within three years after closing.”

Key business and outlook considerations:

•	Olin is evaluating idling or permanently closing approximately 250,000 tons to 450,000 tons of its chlor alkali capacity. We expect to provide more specifics in the first quarter of 2016.

•
The fourth quarter 2015 outlook assumes a slight improvement in caustic soda prices from third quarter 2015 levels. The full implementation of the $30 per ton caustic soda price increase now reflected in the price indices would increase future quarterly EBITDA by approximately $20 million.

•
We began to realize synergies in October associated with the shipment of chlorine by rail from one of the newly acquired facilities. We have begun the process of installing bleach production capacity in Freeport, Texas and expect to be able to deliver bleach from that site in 2016.

•	Fourth quarter 2015 forecasted results:

▪	$185 million to $205 million of adjusted EBITDA, which excludes acquisition-related costs;

▪
A reported net loss in the $0.25 to $0.30 per diluted share range, including approximately $0.50 per share of acquisition-related costs, acquisition financing expenses and estimated acquisition step-up depreciation and amortization;

▪
Pretax acquisition-related costs of approximately $75 million (includes approximately $45 million of expense related to change of control acceleration of non-qualified pension benefits, approximately $17 million of investment banking and legal costs, and approximately $13 million of integration and other costs);

▪	Acquisition-related one-time financing expenses of approximately $11 million;

▪	One-time income tax expense of approximately $10 million, as a portion of the acquisition-related costs are not deductible; and

▪	Estimated step-up acquisition depreciation and amortization of approximately $30 million.

•	Winchester fourth quarter 2015 earnings are expected to be higher than fourth quarter 2014 levels, primarily due to improved sales volumes and cost savings.

•
The fourth quarter 2015 outlook includes the normal seasonal weakness in EBITDA totaling approximately $40 million to $50 million, from ammunition sales, bleach sales, chlorine sales to agriculture and pool chemical customers, chlorinated organics sales to support refrigerants, and epoxy sales.

•	Since 2008, Olin has historically generated 20% of its full year adjusted EBITDA in the fourth quarter.

•	Capital spending for fourth quarter 2015 is expected to be approximately $60 million.

SEGMENT REPORTING

We define segment earnings as income (loss) from continuing operations before interest expense, interest income, other operating income (expense), other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the third quarter of 2015 were $299.7 million compared to $329.2 million in the third quarter of 2014. Third quarter 2015 chlorine and caustic soda volumes decreased 4% compared to third quarter 2014 levels, and ECU netbacks declined approximately 3% in the third quarter of 2015 compared to the third quarter of 2014. Third quarter 2015 potassium hydroxide volumes decreased 20% compared to the third quarter of 2014 and hydrochloric acid volumes decreased 14% during the third quarter of 2015 compared to the third quarter of 2014. Third quarter 2015 bleach volumes were comparable to the third quarter of 2014. Third quarter 2015 Chlor Alkali segment earnings of $14.1 million decreased compared to $26.2 million in the third quarter of 2014, primarily due to lower ECU netbacks and lower volumes. These decreases were partially offset by lower operating costs.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the third quarter of 2015 were $72.6 million compared to $76.6 million in the third quarter of 2014. The year-over-year decrease in Chemical Distribution sales reflects lower caustic soda selling prices and volumes, partially offset by higher shipments of hydrochloric acid, potassium hydroxide and bleach. Chemical Distribution segment earnings of $3.3 million in the third quarter of 2015 increased compared to $0.8 million in the third quarter of 2014, primarily due to higher shipments of potassium hydroxide, hydrochloric acid and bleach and increased caustic soda margins. Chemical Distribution third quarter 2015 and 2014 results both included depreciation and amortization expense of $4.0 million.

WINCHESTER

Winchester third quarter of 2015 sales were $181.8 million compared to $209.6 million in the third quarter of 2014. The decrease in Winchester segment sales primarily reflects decreased shipments to commercial and law enforcement customers. Winchester’s third quarter 2015 segment earnings were $30.1 million compared to $38.5 million in the third quarter of 2014. The decrease in segment earnings reflects the impact of lower commercial and law enforcement shipments partially offset by lower commodity and material costs.

CORPORATE AND OTHER COSTS

Pension income included in the third quarter 2015 Corporate and Other segment was $7.3 million compared to $8.8 million in the third quarter of 2014. The decrease in pension income was primarily due to the impact of the newly mandated mortality tables issued in the fourth quarter of 2014.

Third quarter 2015 charges to income for environmental investigatory and remedial activities were $7.3 million compared to $1.6 million in the third quarter of 2014. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the third quarter of 2015 decreased $3.5 million compared to the third quarter of 2014, primarily due to lower stock-based compensation expense, including mark-to-market adjustments.

ACQUISITION

On October 5, 2015, Olin and The Dow Chemical Company (TDCC) consummated the previously announced transaction, with Olin acquiring certain chlor alkali and downstream derivatives businesses from TDCC (the Acquired Business) using a Reverse Morris Trust structure. Third quarter 2015 results included acquisition-related costs of $14.5 million and acquisition financing expenses included in interest expense of $7.7 million related to this transaction.

The aggregate purchase price for the Acquired Business of approximately $5.1 billion, subject to certain post-closing adjustments, consisted of $2,568 million of cash and debt securities transferred to TDCC, shares of Olin common stock received by TDCC shareholders valued at approximately $1,527 million, plus the assumption of pension liabilities of approximately $418 million and long-term debt of $556 million. TDCC has retained liabilities relating to litigation, releases of hazardous materials and violations of environmental law to the extent arising prior to the closing date.

In connection with the acquisition and effective October 1, 2015, Olin filed a Certificate of Amendment to our Articles of Incorporation to increase the number of authorized shares of Olin common stock from 120.0 million shares to 240.0 million shares. Olin issued approximately 87.5 million shares on the closing date, which represented approximately 53% of the outstanding shares of Olin’s common stock.

DIVIDEND

On October 29, 2015, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 10, 2015 to shareholders of record at the close of business on November 10, 2015. This will be the 356th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, November 3. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer; John E. Fischer, Olin’s President and Chief Operating Officer; John L. McIntosh, Olin’s Executive Vice President and President, Chemicals and Ammunition; Todd A. Slater, Olin’s Vice President and Chief Financial Officer; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the Olin website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the recent acquisition of the Acquired Business from TDCC, the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	fluctuations in foreign currency exchange rates;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	failure to attract, retain and motivate key employees;

•	the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the transaction with TDCC within the expected time-frames or at all;

•	the integration of the Acquired Business being more difficult, time-consuming or costly than expected;

•	the effect of any changes resulting from the transaction with TDCC in customer, supplier and other business relationships; and

•	exposure to lawsuits and contingencies associated with the Acquired Business.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
2015-25

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2015	2014	2015	2014
Sales	$533.6	$593.6	$1,587.0	$1,741.4
Operating Expenses:
Cost of Goods Sold	460.0	492.3	1,338.7	1,431.3
Selling and Administration	35.8	41.8	122.7	127.0
Restructuring Charges(b)	0.3	1.2	2.2	4.5
Acquisition-related Costs(c)	14.5	1.0	35.4	1.4
Other Operating (Expense) Income(d)	(0.1)	—	42.1	0.8
Operating Income	22.9	57.3	130.1	178.0
Earnings of Non-consolidated Affiliates	0.5	0.5	1.3	1.4
Interest Expense(e)	14.4	17.7	39.7	37.0
Interest Income	0.3	0.2	0.9	0.9
Income from Continuing Operations before Taxes	9.3	40.3	92.6	143.3
Income Tax Provision	3.4	14.2	31.3	51.1
Income from Continuing Operations, Net	5.9	26.1	61.3	92.2
Income from Discontinued Operations, Net(f)	—	—	—	0.7
Net Income	$5.9	$26.1	$61.3	$92.9
Net Income Per Common Share:
Basic Income per Common Share:
Income from Continuing Operations, Net	$0.08	$0.33	$0.79	$1.17
Income from Discontinued Operations, Net	—	—	—	0.01
Net Income	$0.08	$0.33	$0.79	$1.18
Diluted Income per Common Share:
Income from Continuing Operations, Net	$0.08	$0.33	$0.78	$1.15
Income from Discontinued Operations, Net	—	—	—	0.01
Net Income	$0.08	$0.33	$0.78	$1.16
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	77.6	78.4	77.5	78.8
Average Common Shares Outstanding - Diluted	78.3	79.5	78.5	80.0

(a)	Unaudited.

(b)
Restructuring charges for the three and nine months ended September 30, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three and nine months ended September 30, 2014 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)	Acquisition-related costs for the three and nine months ended September 30, 2015 and 2014 were associated with our acquisition of the Acquired Business.

(d)
Other operating (expense) income for the nine months ended September 30, 2015 included $42.3 million of insurance recoveries for property damage and business interruption related to the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. Other operating (expense) income for the nine months ended September 30, 2014 included a gain of $1.0 million for the resolution of a contract matter.

(e)
Interest expense for the three and nine months ended September 30, 2015 included acquisition financing expenses of $7.7 million and $19.7 million, respectively, for the bridge financing associated with our acquisition of the Acquired Business. Interest expense for the three and nine months ended September 30, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019.

(f)
Income from discontinued operations, net for the nine months ended September 30, 2014 included a $0.7 million after tax gain for the favorable resolution of certain indemnity obligations related to our Metals business sold in 2007.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014
Sales:
Chlor Alkali Products	$299.7	$329.2	$887.1	$996.0
Chemical Distribution	72.6	76.6	212.7	221.4
Winchester	181.8	209.6	554.7	591.2
Intersegment Sales Elimination(b)	(20.5)	(21.8)	(67.5)	(67.2)
Total Sales	$533.6	$593.6	$1,587.0	$1,741.4
Income (Loss) from Continuing Operations before Taxes:
Chlor Alkali Products(c)	$14.1	$26.2	$62.2	$101.3
Chemical Distribution	3.3	0.8	6.7	—
Winchester	30.1	38.5	93.8	109.9
Corporate/Other:
Pension Income(d)	7.3	8.8	21.8	24.2
Environmental Expense	(7.3)	(1.6)	(13.1)	(6.3)
Other Corporate and Unallocated Costs	(9.2)	(12.7)	(44.5)	(44.6)
Restructuring Charges(e)	(0.3)	(1.2)	(2.2)	(4.5)
Acquisition-related Costs(f)	(14.5)	(1.0)	(35.4)	(1.4)
Other Operating (Expense) Income(g)	(0.1)	—	42.1	0.8
Interest Expense(h)	(14.4)	(17.7)	(39.7)	(37.0)
Interest Income	0.3	0.2	0.9	0.9
Income from Continuing Operations before Taxes	$9.3	$40.3	$92.6	$143.3

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.5 million for both the three months ended September 30, 2015 and 2014 and $1.3 million and $1.4 million for the nine months ended September 30, 2015 and 2014, respectively.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Restructuring charges for the three and nine months ended September 30, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three and nine months ended September 30, 2014 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)	Acquisition-related costs for the three and nine months ended September 30, 2015 and 2014 were associated with our acquisition of the Acquired Business.

(g)
Other operating (expense) income for the nine months ended September 30, 2015 included $42.3 million of insurance recoveries for property damage and business interruption related to the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. Other operating (expense) income for the nine months ended September 30, 2014 included a gain of $1.0 million for the resolution of a contract matter.

(h)
Interest expense for the three and nine months ended September 30, 2015 included acquisition financing expenses of $7.7 million and $19.7 million, respectively, for the bridge financing associated with our acquisition of the Acquired Business. Interest expense for the three and nine months ended September 30, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2015	2014	2014
Assets:
Cash & Cash Equivalents	$254.0	$256.8	$263.6
Accounts Receivable, Net	300.4	263.1	333.4
Income Taxes Receivable	—	21.6	4.3
Inventories	232.5	210.1	198.8
Current Deferred Income Taxes	69.1	54.2	45.8
Other Current Assets	12.4	10.3	11.1
Total Current Assets	868.4	816.1	857.0
Property, Plant and Equipment (Less Accumulated Depreciation of $1,411.9, $1,330.7 and $1,324.6)	913.7	931.0	936.4
Prepaid Pension Costs	—	—	1.6
Restricted Cash	—	—	2.0
Deferred Income Taxes	11.9	12.5	11.2
Other Assets	167.7	191.4	197.7
Goodwill	747.1	747.1	747.1
Total Assets	$2,708.8	$2,698.1	$2,753.0
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$143.3	$16.4	$16.4
Accounts Payable	158.7	146.8	165.5
Income Taxes Payable	10.4	0.2	0.5
Accrued Liabilities	272.8	214.3	209.2
Total Current Liabilities	585.2	377.7	391.6
Long-Term Debt	526.9	658.7	672.7
Accrued Pension Liability	97.2	182.0	64.7
Deferred Income Taxes	118.0	107.1	139.0
Other Liabilities	335.4	359.3	363.8
Total Liabilities	1,662.7	1,684.8	1,631.8
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 77.6 Shares (77.4 and 78.2 in 2014)	77.6	77.4	78.2
Additional Paid-In Capital	796.2	788.3	805.9
Accumulated Other Comprehensive Loss	(433.2)	(443.1)	(356.4)
Retained Earnings	605.5	590.7	593.5
Total Shareholders' Equity	1,046.1	1,013.3	1,121.2
Total Liabilities and Shareholders' Equity	$2,708.8	$2,698.1	$2,753.0

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2015	2014
Operating Activities:
Net Income	$61.3	$92.9
Earnings of Non-consolidated Affiliates	(1.3)	(1.4)
Gains on Disposition of Property, Plant and Equipment	(23.6)	(0.6)
Stock-Based Compensation	5.5	3.5
Depreciation and Amortization	104.9	104.3
Deferred Income Taxes	(11.5)	17.9
Qualified Pension Plan Contributions	(0.5)	(0.6)
Qualified Pension Plan Income	(21.0)	(21.4)
Changes in:
Receivables	(37.3)	(46.7)
Income Taxes Receivable/Payable	31.8	(10.2)
Inventories	(22.4)	(12.3)
Other Current Assets	(2.7)	0.9
Accounts Payable and Accrued Liabilities	11.1	(12.0)
Other Assets	25.7	5.1
Other Noncurrent Liabilities	(5.4)	(20.0)
Other Operating Activities	0.5	0.1
Net Operating Activities	115.1	99.5
Investing Activities:
Capital Expenditures	(79.7)	(49.7)
Proceeds from Disposition of Property, Plant and Equipment	24.8	4.0
Proceeds from Disposition of Affiliated Companies	6.6	—
Restricted Cash Activity	—	2.2
Other Investing Activities	(2.8)	(0.5)
Net Investing Activities	(51.1)	(44.0)
Financing Activities:
Long-Term Debt:
Borrowings	—	150.0
Repayments	(3.2)	(149.2)
Earn Out Payment – SunBelt	—	(14.8)
Common Stock Repurchased and Retired	—	(44.7)
Stock Options Exercised	2.2	6.5
Excess Tax Benefits from Stock-Based Compensation	0.4	1.1
Dividends Paid	(46.5)	(47.4)
Debt Issuance Costs	(19.7)	(1.2)
Net Financing Activities	(66.8)	(99.7)
Net Decrease in Cash and Cash Equivalents	(2.8)	(44.2)
Cash and Cash Equivalents, Beginning of Year	256.8	307.8
Cash and Cash Equivalents, End of Period	$254.0	$263.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is income from continuing operations, net plus an add-back for depreciation and amortization, interest expense (income), income tax expense, other expense (income) and acquisition-related costs. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014
Reconciliation of Income from Continuing Operations, Net to Adjusted EBITDA:
Income from Continuing Operations, Net	$5.9	$26.1	$61.3	$92.2
Add Back:
Interest Expense(b)	14.4	17.7	39.7	37.0
Interest Income	(0.3)	(0.2)	(0.9)	(0.9)
Income Tax Expense	3.4	14.2	31.3	51.1
Depreciation and Amortization	35.8	34.9	104.9	104.3
EBITDA	59.2	92.7	236.3	283.7
Add Back:
Acquisition-related Costs(c)	14.5	1.0	35.4	1.4
Adjusted EBITDA	$73.7	$93.7	$271.7	$285.1

(a)	Unaudited.

(b)
Interest expense for the three and nine months ended September 30, 2015 included acquisition financing expenses of $7.7 million and $19.7 million, respectively, for the bridge financing associated with our acquisition of the Acquired Business. Interest expense for the three and nine months ended September 30, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019.

(c)	Acquisition-related costs for the three and nine months ended September 30, 2015 and 2014 were associated with our acquisition of the Acquired Business.